Exhibit 99.2

CACI International Inc
CACI, INC.- FEDERAL
Digital Systems International Corporation

STOCK PURCHASE AGREEMENT

Table of Contents

Article 1	Definitions
	1.1	Certain Matters of Construction
	1.2	Cross References
	1.3	Certain Definitions

Article 2	The Purchase And Sale of Shares
	2.1	Purchase of the Shares from the Stockholders
	2.2	Purchase Price
		2.2.1	The Aggregate Purchase Price
		2.2.2	The Purchase Price Paid at the Closing
		2.2.3	The Remaining Purchase Price
	2.3	Additional Actions
	2.4	Stockholders' Representative
		2.4.1	Appointment
		2.4.2	Authority

Article 3	Representations And Warranties Of The Company
	3.1	Corporate Status of the Company
	3.2	Capital Stock
		3.2.1	Authorized Stock of the Company
		3.2.2	Options and Convertible Securities of the Company
	3.3	Subsidiaries
	3.4	Authority for Agreement; Noncontravention
		3.4.1	Authority
		3.4.2	No Conflict
	3.5	Financial Statements
	3.6	Absence of Material Adverse Changes
	3.7	Absence of Undisclosed Liabilities
	3.8	Compliance with Applicable Law, Charter and By-Laws
	3.9	Litigation and Audits
	3.10	Tax Matters
		3.10.1	Filing of Returns
		3.10.2	Payment of Taxes
		3.10.3	Withholding
		3.10.4	Assessments
		3.10.5	Access to Returns
		3.10.6	Definition of Taxes
	3.11	Employee Benefit Plans
		3.11.1	List of Plans
		3.11.2	ERISA
		3.11.3	Plan Determinations
		3.11.4	Funding
	3.12	Employment-Related Matters
		3.12.1	Labor Relations
		3.12.2	Employee List
3.13
		3.13.1	Environmental Laws
		3.13.2	Environmental Claims
		3.13.3	No Basis for Claims
	3.14	No Broker's or Finder's Fees
	3.15	Assets Other Than Real Property
		3.15.1	Title
		3.15.2	Accounts Receivable
		3.15.3	Condition
	3.16	Real Property
		3.16.1	Company Real Property
		3.16.2	Company Leases
		3.16.3	Condition
	3.17	Agreements, Contracts and Commitments
		3.17.1	Company Agreements
		3.17.2	Validity
		3.17.3	Schedule 3.17
	3.18	Intellectual Property
		3.18.1	Right to Intellectual Property
		3.18.2	No Conflict
		3.18.3	Employee Agreements
	3.19	Insurance Contracts
	3.20	Banking Relationships
	3.21	No Contingent Liabilities

Article 4	Representations And Warranties Of Parent And Federal
	4.1	Corporate Status of Parent and Federal
	4.2	Authority for Agreement; Noncontravention
		4.2.1	Authority of Parent
		4.2.2	No Conflict
	4.3	SEC Statements, Reports and Documents
	4.4	Absence of Material Adverse Changes

Article 5	Conduct Prior To The Closing Date
	5.1	Conduct of Business of the Company
	5.2	Conduct of Business of Parent

Article 6	Additional Agreements
	6.1	Exclusivity
	6.2	Expenses
		6.2.1	General
		6.2.2	Updata Capital Fees
		6.2.3	Covered Expenses
		6.2.4	Uncovered Expenses
	6.3	Indemnification
		6.3.1	Stockholder Representative
		6.3.2	Claims for Indemnification
		6.3.3	Defense by Indemnifying Party
		6.3.4	Limitation on Liability for Indemnity
		6.3.5	Claims Period
	6.4	Access and Information
	6.5	Public Disclosure
	6.6	No Solicitation of Employees
	6.7	Further Assurances
		6.7.1	Generally
		6.7.2	Novation of the Material Contracts
	6.8	Directors and Officers Insurance

Article 7	Conditions Precedent
	7.1	Conditions Precedent to the Obligations of Each Party
		7.1.1	No Illegality
		7.1.2	Government Consents
		7.1.3	No Injunction
	7.2	Conditions Precedent to Obligation of Parent and Federal to Consummate the Transaction
		7.2.1	Representations and Warranties
		7.2.2	Agreements and Covenants
		7.2.3	Legal Opinion
		7.2.4	Closing Documents
		7.2.5	Third Party Consents
		7.2.6	Diligence Review
		7,2,7	Employment Agreements
		7.2.8	Non-Compete, Non-Solicitation and Non-Disturbance Agreements
		7.2.9	Material Adverse Effect
		7.2.10	Net Assets
	7.3	Conditions to Obligations of the Company and the Stockholders to Consummate the Transaction
		7.3.1	Representations and Warranties
		7.3.2	Agreements and Covenants
		7.3.3	Legal Opinion
		7.3.4	Closing Documents
		7.3.5	Material Adverse Effect
		7.3.6	Payment of Purchase Price
		7.3.7	Transfer of the Assets
		7.3.8	Transfer of the Insurance Policies

Article 8	Survival Of Representations
	8.1	The Company's Representations
	8.2	Parent's Representations

Article 9	Other Provisions
	9.1	Termination Events
	9.2	Notices
	9.3	Entire Agreement
	9.4	Assignability
	9.5	Validity
	9.6	Specific Performance
	9.7	Governing Law
	9.8	Counterparts

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of October 31, 2001 (the "Agreement"), by and among CACI International Inc, a Delaware corporation ("Parent"), CACI, INC.-FEDERAL, a Delaware corporation and wholly-owned subsidiary of Parent ("Federal"), Digital Systems International Corporation, a Virginia corporation, and Willie E. Woods ("Woods"), Brian J. Barry ("Barry") and DSIC Employee Stock Ownership Plan and Trust ("ESOP") as stockholders of the Company (collectively, the "Stockholders").

W I T N E S S E T H

WHEREAS, as of the date hereof, each of the Stockholders respectively owns the number of issued and outstanding shares of Common Stock, $.01 par value per share ("Common Stock"), of the Company in each case as set forth opposite such Stockholder's name on Schedule A hereto as of the date hereof.

WHEREAS, the Stockholders desire to sell all of their shares of Common Stock (the "Shares").

WHEREAS, the respective boards of directors of the Company, Parent and Federal have determined that it is advisable that the Stockholders sell, and Federal purchase all of the Shares (the "Transaction") on the terms and conditions set forth herein and in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL") and Title 13.1 of the Code of Virginia (the "CV");

WHEREAS, Parent, Federal, Stockholders and the Company desire to make certain representations and warranties and other agreements in connection with the Transaction;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1
Certain Matters of Construction. A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

1.2	Cross References. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

	Term	Definition

	Acquisition Proposals	Section 6.1.
	Agreement	Preamble.
	Closing	Section 2.1.
	Company Balance Sheet	Section 3.5
	Company Financial Statements	Section 3.5.
	Company Insurance Contracts	Section 3.19.
	Company Proprietary Rights	Section 3.18.1.
	Company Plans	Section 3.11.1.
	Demand Notice	Section 6.1
	Due Diligence Costs	Section 6.1
	Closing Date	Section 2.1.
	CV	Preamble
	Employee List	Section 3.12.2.
	Encumbrances	Section 3.15.1.
	ESOP	Preamble
	ESOP Additional Price	Section 2.2
	Expenses	Section 6.2.1
	Federal	Preamble
	GAAP	Section 3.5
	DGCL	Preamble
	Governmental Entity	Section 3.4.2.
	Indemnified Parties	Section 6.3
	Indemnifying Party	Section 6.3.2
	Indemnity Basket	Section 6.3.4
	Liabilities	Section 3.7
	Note	Section 2.2.3
	Transaction	Preamble
	Purchase Price	Section 2.3.1
	Parent	Preamble
	Parent Balance Sheet	Section 4.4
	Parent Reports	Section 4.4.
	Permits	Preamble
	Selected Assets	Section 7.3.6
	Shares	Preamble
	Stockholders	Preamble
	Stockholders' Representative	Section 2.4.2
	Taxes	Section 3.10.6
	Third Party Claim	Section 6.3.3
	Value of the Insurance Policies	Section 7.3.8

1.3	Certain Definitions. As used herein, the following terms shall have the following meanings:

Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

COBRA: the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

Code: the U.S. Internal Revenue Code of 1986, as amended from time to time.

Commercial Software: packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer which have been licensed to the Company and which are used in the Company's business but are in no way a component of or incorporated in or specifically required to develop any of the Company's products and related trademarks and technology.

Company: Digital Systems International Corporation and each of the Subsidiaries identified in Section 3.3.

Company Leases: each lease, sublease, license or other agreement under which the Company uses, occupies or has the right to occupy any real property or interest therein that (a) provides for future minimum payments of $25,000 or more (ignoring any right of cancellation or termination) or (b) the cancellation or termination of which would have a Company Material Adverse Effect.

Company Material Adverse Effect: any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations or prospects of the Company or any of its Subsidiaries.

Control (including with correlative meaning, controlled by and under common control with): as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Environmental Claim: any actual notice alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Material of Environmental Concern at any location, whether or not owned by that party or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Laws: any and all Federal, state or local statutes, regulations and ordinances relating to the protection of public health, safety or the environment in existence and effective on the Closing Date.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c) and (m) of the Code).

Exchange Act: the Securities Exchange Act of 1934, as amended.

Knowledge of the Company: shall mean the actual, current knowledge, without any duty whatsoever to undertake any independent or additional investigation, of one of the following officers of the Company: President (with respect to all information regarding the Company); Controller (with respect to all financial information regarding the Company); Director of Contracts (with respect to all contracts of the Company); or Senior Vice-President Administration (with respect to Company employees); Chief Operating Officer (with respect to all operational matters of the Company); Business Development and Corporate Information Officer (with respect to corporate information technology matters); Technology Applications Group Vice-President and Group Manager (with respect to information concerning the Technology Applications Group of the Company, including operations and business development matters); Networking & Security Group Vice-President and Group General Manager (with respect to information concerning the Networking & Security Group of the Company, including operations and business development matters); Business Management Group Vice-President and Group General Manager (with respect to information concerning the Business Management Group of the Company, including operations and business development matters).

Letter of Intent: the letters dated July 27, 2001 and October 16, 2001 from Stephen L. Waechter, Executive Vice President and Chief Financial Officer of Parent to Woods, President of the Company, expressing the companies' intention to effect the stock purchase and related transactions, subject to execution of this Agreement and other matters.

Losses: the amount of any actual damages, liabilities, obligations, deficiencies, losses (including without limitation any actual diminution in value), expenditures, costs or expenses (including without limitation reasonable attorneys' fees and disbursements). For purposes of determining the amount of any Loss, the amount of any Loss shall be reduced by any insurance proceeds received in respect thereof (in each case net of costs of recovery); and with respect to any Loss related to a misrepresentation or inaccuracy in financial information provided under any of subsections 3.5, 3.7, or 3.10, such Loss shall be on a net basis, taking into account any improvement to the financial condition of the Company as a result of such information being inaccurate.

Materials of Environmental Concern: petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

Net Assets: shall be valued in accordance with GAAP.

Parent Material Adverse Effect: any materially adverse change in or effect on the financial condition, business, operations, assets, properties, results of operations of Parent and its Subsidiaries considered on a consolidated basis.

Permitted Encumbrances: (a) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens that were incurred in the ordinary course of business, such as carriers', warehousemen's, landlords' and mechanics' liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen's compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, (h) those liens disclosed on Exhibit B hereto, and (i) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

Person: an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

SEC: the United States Securities and Exchange Commission, or any Governmental Entity succeeding to its functions.

Securities Act: the Securities Act of 1933, as amended.

Subsidiary: any corporation, association, or other business entity a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which is owned by Parent, the Company or their respective Subsidiaries, as the case may be.

ARTICLE 2
THE PURCHASE AND SALE OF SHARES

2.1
Purchase of the Shares from the Stockholders. Subject to and upon the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants, and agreements herein contained, at the closing of the transactions contemplated by this Agreement (the "Closing"), each Stockholder listed on Schedule A attached hereto shall sell, transfer, convey or assign and deliver to Federal, and Federal shall purchase, acquire and accept from each such Stockholder, the Shares to be sold by such Stockholder to Federal as set forth opposite such Stockholder's name on Schedule A attached hereto, free and clear of any and all liens, claims, encumbrances or rights of any third party. At the Closing, each such Stockholder shall deliver to Federal certificates evidencing the Shares being transferred by such Stockholder to Federal duly endorsed in blank or with stock powers or other appropriate instruments of transfer duly executed by such Stockholder, with signatures guaranteed. The Closing shall take place at the offices of Parent in Arlington, Virginia, commencing at 9 a.m. local time on October 31, 2001, or on such other date as the parties may agree after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby ("Closing Date").

2.2	Purchase Price.
2.2.1
The Aggregate Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid by Federal for the Shares at the Closing shall be $47,000,000 (Forty Seven Million Dollars), subject to adjustment as provided below in this subsection 2.2.1. All payments of the Purchase Price under this Section 2.2 shall be made in immediately available funds wired to one or more accounts designated by the Stockholders' Representative, by a certified check or by such other method as may be agreed by the Stockholders' Representative and Federal. If the ESOP Fairness Opinion provides for a value of the Company's stock that is greater than $47 million, the a proportional share shall be paid to the ESOP as additional Purchase Price (the "ESOP Additional Price"). Any ESOP Additional Price shall be shared equally between CACI (50%) and Woods (50%) up to $1,000,000 of increased cost of the ESOP shares. Any additional increase greater than $1,000,000 in the cost of purchasing the ESOP shares shall be paid by CACI.

2.2.2
The Purchase Price Paid at the Closing. $40,000,000 ("Forty Million Dollars) of the total Purchase Price (the "First Payment"), less; (i) the amount of the fees owed by the Company or the Stockholders to Updata Capital, Inc. which will be paid by Federal directly to Updata Capital, Inc. pursuant to Section 6.2.2; (ii) the $11,856.38 owed by Woods and Barry for additional Directors and Officers liability insurance pursuant to Section 6.8 ; and (iii) up to $165,000 representing one-half of the cost of environmental insurance policy premium pursuant to Section 6.4 shall be paid on the Closing Date by Federal to the Stockholders in the respective amounts and the representative installments set forth in Schedule A attached hereto, which Schedule A shall provide that the ESOP's pro rata portion of the Purchase Price shall be paid in full by the First Payment. The First Payment may be increased above $40,000,000 by an amount equal to Federal's share of the ESOP Additional Price determined pursuant to subsection 2.2.1 above. If there is an ESOP Additional Price, the parties shall prepare and execute at Closing a revised Schedule A to reflect the adjustments provided for herein and in subsection 2.2.1 above.

2.2.3
The Remaining Purchase Price. $3,500,000 (Three and a Half Million Dollars) of the total Purchase Price plus interest as provided for herein (the "Second Payment") shall be paid on the first anniversary of the Closing Date by Parent to Woods and Barry in the respective amounts set forth in Schedule A attached hereto. The remaining $3,500,000 (Three and a Half Million Dollars) of the Total Purchase Price plus interest as provided for herein (the "Third Payment") shall be paid on the date which is eighteen months after the Closing Date by Parent to Woods and Barry in the respective amounts set forth in Schedule A. At the Closing, Parent shall deliver to the Stockholders' Representative a promissory note bearing simple interest at the rate of 4% per annum, substantially in form attached hereto as Exhibit A (the "Note") evidencing Parent's obligation to make payments of the Purchase Price under this Section 2.2.3 to Woods and Barry. Provided neither of Parent or Federal is in breach of its obligations under this Section 2.2 and subject to all of the other provisions of Section 6.3, Parent and Federal shall be entitled to offset any Indemnification Claims made pursuant to Section 6.3 hereof against any payment due to Woods and Barry under this Section 2.2.3, to the extent of their indemnification obligations.

2.3
Additional Actions. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm in Federal title to or ownership or possession of the Shares acquired pursuant to this Agreement, the Stockholders and the officers and directors of the Company and Federal are fully authorized in their name and in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

2.4	Stockholders' Representative.

2.4.1
Appointment. In order to administer efficiently the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, the defense and/or settlement of any claims for which the Stockholders may be required to indemnify Federal or the Company pursuant to Section 6.3 hereof, and any other actions required to be taken by any Stockholder in connection herewith, the Stockholders hereby designate and appoint Woods as their representative and attorney-in-fact (in such capacity, the "Stockholders' Representative").

	2.4.2	Authority. By their execution of this Agreement, the Stockholders agree that:

(a)
Federal, Parent and the Company shall be able to rely conclusively without further inquiry on the instructions and decisions of the Stockholders' Representative acting in such capacity as to the settlement of any claims for indemnification by Federal or the Company pursuant to Section 6.3 hereof and as to any other action taken by the Stockholders' Representative hereunder, and no party hereunder shall have any cause of action against Federal or the Company for any action taken by Federal or the Company in reliance upon the instructions or decisions of the Stockholders' Representative; and

		(b)	All actions, decisions and instructions of the Stockholders' Representative shall be conclusive and binding upon all of the Stockholders.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

All representations and warranties with respect to the Company made in this Agreement shall be understood to refer to the Company and Subsidiaries identified in Section 3.3 unless the context clearly indicates otherwise. Except for those representations and warranties expressly set forth in this Article 3, neither the Company nor any Stockholder makes any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning the organization, business, assets, liabilities and operations of the Company and any such other representations or warranties are hereby expressly disclaimed in full and for all time. The Company and each of the Stockholders jointly and severally represent and warrant to Parent and Federal as follows:

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3.1
Corporate Status of the Company. Except as set forth on Schedule 3.1 hereto, the Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Except as set forth on Schedule 3.1 hereto, the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would not have a Company Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1 hereto.

3.2	Capital Stock.

3.2.1
Authorized Stock of the Company. The authorized capital stock of the Company consists of 10,250,000 shares of Company Common Stock, of which 2,603,446 shares are issued and outstanding (excluding 369,588 shares held in Treasury). All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, were not issued in violation of any person's preemptive rights, and are fully paid and nonassessable. The Stockholders together own of record and beneficially all the outstanding shares of Company Common Stock.

3.2.2
Options and Convertible Securities of the Company.. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. Since February 10, 1998, the Company has not issued, sold or otherwise disposed of any shares of its capital stock. Except as set forth on Schedule 3.2, there are no voting trusts or other agreements or understandings to which the Company or any Stockholder is a party with respect to the voting of the shares of Company Common Stock and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of Company Common Stock or other equity securities of the Company.

3.3
Subsidiaries. The Company has one subsidiary, Procurement Automation Institute, Inc., a Virginia corporation ("PAI") which sold substantially all of its assets to SAP Public Services, Inc. on January 15, 2001 . The Company owns of record and beneficially all the outstanding capital stock of the Subsidiary; no person has any right or claim of right to own or to acquire any share of capital stock or other voting security of the Subsidiary.

3.4	Authority for Agreement; Noncontravention.

3.4.1
Authority. The Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of its obligations hereunder, have been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of its obligations hereunder. This Agreement and the other agreements contemplated hereby to be signed by the Company have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.4.2
No Conflict. Except as set forth on Schedule 3.4 hereto, neither the execution and delivery of this Agreement by the Company, nor the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby, to the extent of its obligations hereunder, will (a) conflict with or result in a violation of any provision of the charter documents or by-laws of the Company, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which the Company is a party or by which it or any of its assets or properties is bound or which is applicable to it or any of its assets or properties. Except to the extent that novation is required as further described in 6.7.2 below, no authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a "Governmental Entity") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Company Material Adverse Effect.

3.5
Financial Statements. Schedule 3.5 sets forth the balance sheets of the Company as of December 31, 2000 and the statements of operations, cash flows and changes in stockholders' equity of the Company for the respective years then ended and the balance sheet of the Company as of September 30, 2001 and the statement of operations, cash flows and changes in stockholders' equity of the Company for the period then ended, and such balance sheets and statements of operations, cash flows and changes in stockholders' equity are accurate and complete. The annual financial statements were audited by Aronson, Fetridge & Weigle, certified public accountants. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the "Company Financial Statements" and the balance sheet of the Company as of September 30, 2001 is referred to herein as the "Company Balance Sheet." Each of the balance sheets included in the Company Financial Statements (including any related notes) fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Company Financial Statements (including any related notes) fairly present in all material respects the results of operations, cash flows and stockholders' equity, as the case may be, of the Company for the periods therein set forth, in each case in accordance with United States generally accepted accounting principles ("GAAP") consistently applied, subject, in the case of the nine-month period ended on September 30, 2001, to normal year-end adjustments (all except as otherwise stated therein).

3.6
Absence of Material Adverse Changes. Except as set forth on Schedule 3.6 hereto, since the date of the Letter of Intent, the Company has not suffered any Company Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in a Company Material Adverse Effect. Since the date of the Letter of Intent, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by the Company of, any of the shares of capital stock of the Company, or any commitment relating to any of the foregoing.

3.7
Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7, the Company has no material liabilities or obligations, fixed, accrued, contingent or otherwise (collectively, "Liabilities"), that are not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the Company Financial Statements, except (i) Liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect, (ii) Liabilities permitted or contemplated by this Agreement, and (iii) Liabilities expressly disclosed on the Schedules delivered hereunder.

3.8
Compliance with Applicable Law, Charter and By-Laws. The Company has all requisite licenses, permits and certificates from all Governmental Entities (collectively, "Permits") necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated, except as set forth on Schedule 3.8 hereto and except for any Permits the absence of which, in the aggregate, do not and could not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. All of the Company's Permits are in full force and effect. To the Knowledge of the Company, the Company is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the knowledge of the Company, threatened, which may result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits. To the Knowledge of the Company, the business of the Company is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity. The Company is not in default or violation of any provision of its charter documents or its by-laws.

3.9
Litigation and Audits. Except for any claim, action, suit or proceeding set forth on Schedule 3.9 or 3.10 hereto, (a) there is no investigation by any Governmental Entity with respect to the Company pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of the Company, threatened against or involving the Company, or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity, that, if adversely determined, either singly or in the aggregate, would have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company.

3.10	Tax Matters.

3.10.1
Filing of Returns. Except as set forth on Schedule 3.10 hereto, the Company has prepared and filed on a timely basis with all appropriate governmental authorities all returns in respect of Taxes that its is required to file on or prior to the Closing, and all such returns are correct and complete in all material respects.

3.10.2
Payment of Taxes. Except as set forth on Schedule 3.10, the Company has paid in full all Taxes due on or before the Closing and, in the case of Taxes accruing for the period on or before the Closing that are not due on or before the Closing, the Company has made adequate provision in its books and records and financial statements for such payment.

3.10.3
Withholding. Except as set forth on Schedule 3.10, the Company has withheld from each payment made to any of its present or former employees, officers and directors all amounts required by law to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate governmental authorities.

3.10.4
Assessments. Except as set forth on Schedule 3.10, there are no assessments of the Company with respect to Taxes that have been issued and are outstanding. Except as set forth on Schedule 3.10, no Governmental Entity has examined or audited the Company in respect of Taxes. Except as set forth on Schedule 3.10, the Company has received no indication in writing from any Governmental Entity that an assessment in respect of the Company is proposed. Except with respect to the matters set forth on Schedule 3.10 hereof, the Company has not executed or filed any agreement extending the period of assessment or collection of any Taxes.

3.10.5
Access to Returns. Parent has been provided with a copy of or access to all federal, state, local and foreign income Tax returns filed by the Company since January 1, 1997. Parent has been provided with a copy of or access to all assessments, extensions and waivers resulting from any audits of the Company by a Governmental Entity in respect of Taxes, and all such assessments and related penalties and interest have been paid in full unless being contested in good faith by the Company.

3.10.6
Definition of Taxes. As used herein, "Taxes" means all taxes, levies and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax, including unemployment insurance payments and workers compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, imposed by any Governmental Entity (including federal, state, municipal and foreign Governmental Entities), and whether disputed or not.

3.11	Employee Benefit Plans.

3.11.1
List of Plans. Schedule 3.11 hereto contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any persons employed by the Company or in which any person employed by the Company is eligible to participate and which is currently maintained or that was maintained at any time in the last five calendar years by the Company or any ERISA Affiliate (collectively, the "Company Plans"). The Company has made available to Parent complete copies, as of the date hereof, of all of the Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. The Company has made available to Parent complete copies of current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Company Plans that are in the possession of the Company as of the date hereof. The Company does not have any "defined benefit plans" as defined in Section 3..3.5 of ERISA.

3.11.2
ERISA. Neither the Company nor any ERISA Affiliate of the Company has incurred any "withdrawal liability" calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause them to incur any such liability. Neither the Company nor any ERISA Affiliate of the Company has ever maintained a Company Plan providing health or life insurance benefits to former employees, other than as required pursuant to Section 4980B of the Code or to any state law conversion rights. No plan previously maintained by the Company or its ERISA Affiliates which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such Company Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by the Company or its ERISA Affiliates. Except as set forth on Schedule 3.11, with respect to all the Company Plans, to the Knowledge of the Company the Company and every ERISA Affiliate of the Company is in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and has in all material respects performed all obligations required to be performed by it. Neither the Company nor any ERISA Affiliate of the Company, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Company Plans, has engaged in or been a party to any "prohibited transaction" as defined in Section 4975 of the Code and Section 406 of ERISA which could subject the Company or its Affiliates, directors or employees or the Company Plans or the trusts relating thereto or any party dealing with any of the Company Plans or trusts to any tax or penalty on "prohibited transactions" imposed by Section 4975 of the Code. Except as set forth on Schedule 3.11, neither the Company Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

3.11.3
Plan Determinations. Each Company Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to Parent, and, to the knowledge of the Company, nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption. With respect to each Company Plan which is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under the Company Plan terms and applicable law have been made.

	3.11.4	Funding. Except as set forth on Schedule 3.11:

(a)
all contributions, premiums or other payments due or required to be made to the Company Plans as of the date hereof have been made as of the date hereof or are properly reflected on the Company Balance Sheet;

		(b)	there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Plan;

(c)
to the knowledge of the Company, no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any Company Plan;

(d)
each Company Plan that is a "group health plan" (as defined in Section 607(1) of ERISA) has been operated at all times in substantial compliance with the provisions of COBRA and any applicable, similar state law; and

(e)
with respect to any Company Plan that is qualified under Section 401(k) of the Code, individually and in the aggregate, no event has occurred, and to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course) that is reasonably likely to have a Company Material Adverse Effect under ERISA, the Code or any other applicable law.

3.12	Employment-Related Matters.

3.12.1
Labor Relations. Except to the extent set forth on Schedule 3.12 hereto: (a) the Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Knowledge of the Company, threatened against or otherwise affecting the Company, and the Company has not experienced the same; (c) the Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has the Company planned or announced any such action or program for the future with respect to which the Company has any material liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from the Company to the employees of the Company before the date hereof have been paid or accrued as of the date hereof.

3.12.2
Employee List. Set forth on Schedule 3.12 is a list containing the name of each employee of the Company and each such employee's position, starting employment date and annual salary ("Employee List"). The Employee List is correct and complete as of the date of the Employee List. No third party has asserted any claim, or, to the Knowledge of the Company, has any reasonable basis to assert any valid claim, against the Company that either the continued employment by, or association with, the Company of any of the present officers or employees of, or consultants to, the Company contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.

3.13	Environmental.

3.13.1
Environmental Laws. Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, (a) the Company is in compliance with all applicable Environmental Laws in effect on the date hereof; (b) the Company has not received any written communication that alleges that the Company is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof; (c) there are no circumstances that may prevent or interfere with compliance in the future with all applicable Environmental Laws; (d) all material Permits and other governmental authorizations currently held by the Company pursuant to the Environmental Laws are in full force and effect, the Company is in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by the Company for the conduct of its and their business on the date hereof; and (e) the management, handling, storage, transportation, treatment, and disposal by the Company of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

3.13.2
Environmental Claims. Except as set forth on Schedule 3.13 hereto, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against or involving the Company or against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

3.13.3
No Basis for Claims. Except for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect there are no past or present actions or activities by the Company, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by the Company, that could reasonably form the basis of any Environmental Claim against the Company or against any person or entity whose liability for any Environmental Claim the Company may have retained or assumed either contractually or by operation of law, including, without limitation, the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, whether caused by the Company or not related to the premises at any time occupied by the Company.

3.14
No Broker's or Finder's Fees. Except as disclosed in Schedule 3.14 and provided for in Section 2.2.2, the Company has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

3.15	Assets Other Than Real Property.

3.15.1
Title. The Company has good and marketable title to all of the tangible assets shown on the Company Balance Sheet, in each case, free and clear of any mortgage, pledge, lien, security interest, lease or other encumbrance (collectively, "Encumbrances"), except for (a) assets disposed of since the date of the Company Balance Sheet in the ordinary course of business and in a manner consistent with past practices, (b) liabilities, obligations and Encumbrances reflected in the Company Balance Sheet or otherwise in the Company Financial Statements, (c) Permitted Encumbrances, and (d) liabilities, obligations and Encumbrances set forth on Schedule 3.15 hereto.

3.15.2
Accounts Receivable. Except as set forth on Schedule 3.15, all receivables shown on the Company Balance Sheet and all receivables accrued by the Company since the date of the Company Balance Sheet, have been collected or are collectible in all material respects in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, and, in the case of receivables arising since the date of the Company Balance Sheet, any additional allowance in respect thereof calculated in a manner consistent with the allowance reflected in the Company Balance Sheet.

3.15.3
Condition. All material facilities, equipment and personal property owned by the Company and regularly used in its and their businesses is in good operating condition and repair, ordinary wear and tear excepted, which wear and tear, taken in the aggregate, is not material to the Company and does not affect the Company's obligations to perform under this Agreement.

3.16	Real Property.

	3.16.1	Company Real Property. The Company does not own any real property.

3.16.2
Company Leases. Schedule 3.16 hereto lists all of the Company Leases. Complete copies of the Company Leases, and all material amendments thereto (which are identified on Schedule 3.16), have been made available by the Company to Parent. The Company Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances) granted by or caused by the actions of the Company. The Company Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms. Except as set forth on Schedule 3.16, neither the Company nor, to the knowledge of the Company, any other party to a Company Lease, has committed a material breach or default under any Company Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default, nor, to the knowledge of the Company, are there any facts or circumstances that would reasonably indicate that the Company is likely to be in material breach or default thereunder. Schedule 3.16 correctly identifies each Company Lease the provisions of which would be materially and adversely affected by the transactions contemplated hereby and each Company Lease that requires the consent of any third party in connection with the transactions contemplated hereby. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by the Company. Except as set forth on Schedule 3.16, no Company Leases have an unexpired term which including any renewal or extensions of such term provided for in the Company Lease could exceed ten years.

3.16.3
Condition. All leasehold improvements and fixtures, or parts thereof, used by the Company in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted, and are insured with coverages that are usual and customary for similar properties and similar businesses or are required, pursuant to the terms of the Company Leases, to be insured by third parties.

3.17	Agreements, Contracts and Commitments.

	3.17.1	Company Agreements. Except as set forth on Schedule 3.17 hereto or any other Schedule hereto, the Company is not a party to:

		(a)	any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

(b)
any employment agreement with any present employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date hereof obligations to be performed by the Company);

(c)
any agreement for personal services or employment with a term of service or employment specified in the agreement or any agreement for personal services or employment in which the Company has agreed on the termination of such agreement to make any payments greater than those that would otherwise be imposed by law;

		(d)	any agreement of guarantee or indemnification in an amount that is material to the Company taken as a whole;

		(e)	any agreement or commitment containing a covenant limiting or purporting to limit the freedom of the Company to compete with any person in any geographic area or to engage in any line of business;

(f)
any lease other than the Company Leases under which the Company is lessee that involves, in the aggregate, payments of $25,000 or more per annum or is material to the conduct of the business of the Company;

		(g)	any joint venture or profit-sharing agreement (other than with employees);

(h)
except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit agreements providing for the extension of credit to the Company or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $25,000 or more;

(i)
any license agreement, either as licensor or licensee, involving payments (including past payments) of $25,000 in the aggregate or more, or any material distributor, dealer, reseller, franchise, manufacturer's representative, or sales agency or any other similar material contract or commitment;

		(j)	any agreement granting exclusive rights to, or providing for the sale of, all or any portion of the Company Proprietary Rights;

		(k)	any agreement or arrangement providing for the payment of any commission based on sales other than to employees of the Company;

		(l)	any agreement for the sale by the Company of materials, products, services or supplies that involves future payments to the Company of more than $25,000;

(m)
any agreement for the purchase by the Company of any materials, equipment, services, or supplies, that either (i) involves a binding commitment by the Company to make future payments in excess of $25,000 and cannot be terminated by it without penalty upon less than three months' notice or (ii) was not entered into in the ordinary course of business;

(n)
any agreement or arrangement with any third party for such third party to develop any intellectual property or other asset expected to be used or currently used or useful in the business of the Company;

		(o)	any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company that involves future payments by it of more than $25,000;

		(p)	any agreement or commitment to which present or former directors, officers or Affiliates of the Company (or directors or officers of an Affiliate of the Company) are also parties;

(q)
any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company of more than $100,000, other than the Company Leases; or

(r)
any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of the Company.

(s)
any agreement that provides for any continuing or future obligation of the Company, involving liability of the Company more than $25,000, actual or contingent, including but not limited to any continuing representation or warranty and any indemnification obligation, in connection with the disposition of any business or assets of the Company, including but not limited to the disposition of the assets of PAI and the sale of the Marine Services Division.

3.17.2
Validity. Except as set forth on Schedule 3.17, all contracts, leases, instruments, licenses and other agreements required to be set forth on Schedule 3.17 are valid and in full force and effect, the Company has not, nor, to the knowledge of the Company, has any other party thereto, breached any provision of, or defaulted under the terms of any such contract, lease, instrument, license or other agreement, except for any breaches or defaults that, in the aggregate, would not be expected to have a Company Material Adverse Effect or have been cured or waived, and the Company has not received any "notice to cure" or a similar notice from any Governmental Entity requesting performance under any contract, instrument or other agreement between the Company and such Governmental Entity.

3.17.3
Third-Party Consents. Schedule 3.17.3 identifies each contract and other document set forth on Schedule 3.17 that requires the consent of a third party in connection with the transactions contemplated hereby.

3.18	Intellectual Property.

3.18.1
Right to Intellectual Property. Except as set forth on Schedule 3.18 hereto, the Company owns, or has, fully paid, rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefore, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the business of the Company as currently conducted (the "Company Proprietary Rights"). The Commercial Software used in the business of the Company has been acquired and used by the Company on the basis of and in accordance with a valid license from the manufacturer or the dealer authorized to distribute such Commercial Software, free and clear of any claims or rights of any third parties. The Company is not in breach of any of the terms and conditions of any such license and has not been infringing upon any rights of any third parties in connection with its acquisition or use of the Commercial Software.

3.18.2
No Conflict. Set forth on Schedule 3.18 is a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefore, included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Except as set forth on Schedule 3.18, none of the Company's currently marketed software products have been registered for copyright protection with the United States Copyright Office or any foreign offices nor has the Company been requested to make any such registration Set forth on Schedule 3.18 is a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Proprietary Right (excluding End-User Licenses) or other trade secret material to the business of the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. Except as disclosed in this Article 3, the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth on Schedule 3.18, the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all liens, claims and encumbrances), the Company Proprietary Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Proprietary Rights are being used. No claims with respect to the Company Proprietary Rights have been asserted or, to the Knowledge of the Company, are threatened by any person nor, to the Knowledge of the Company, are there any valid grounds for any bona fide claims to the effect that the manufacture, sale, licensing or use of any of the products of the Company as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company infringes on any copyright, patent, trademark, service mark or trade secret, against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company, or challenging the ownership by the Company, or the validity or effectiveness of any of the Company Proprietary Rights. All material registered trademarks, service marks and copyrights held by the Company are valid and subsisting in the jurisdictions in which they have been filed. To the Knowledge of the Company there is no material unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third party, including any employee or former employee of the Company. No Company Proprietary Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. Except as set forth in Schedule 3.18, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company's products, packaging and documentation contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the Company Proprietary Rights.

3.18.3
Employee Agreements. Except as set forth on Schedule 3.18, each employee, officer and consultant of the Company has executed confidentiality and non-competition agreement[s] in substantially the form attached hereto as Schedule 3.18.3. To the knowledge of the Company, no employee, officer or consultant of the Company is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company or any previous employer.

3.19
Insurance Contracts. Schedule 3.19 hereto lists all contracts of insurance and indemnity in force at the date hereof with respect to the Company. Such contracts of insurance and indemnity and those shown in other Schedules to this Agreement (collectively, the "Company Insurance Contracts") insure against such risks, and are in such amounts, as are appropriate and reasonable considering the Company's property, business and operations. All of the Company Insurance Contracts are in full force and effect, with no default thereunder by the Company which could permit the insurer to deny payment of claims thereunder. The Company has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms as now in effect. The Company has not received or given a notice of cancellation with respect to any of the Company Insurance Contracts.

3.20
Banking Relationships. Schedule 3.20 hereto shows the names and locations of all banks and trust companies in which the Company or any of its Subsidiaries has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

3.21
No Contingent Liabilities. The Company has no contingent or conditional liabilities or obligations of any kind arising from of in connection with any acquisition of a Subsidiary or line of business by the Company or any of its Subsidiaries.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND FEDERAL

Parent and Federal, jointly and severally, represent and warrant to the Company as follows:

4.1
Corporate Status of Parent and Federal. Each Parent and Federal is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

4.2	Authority for Agreement; Noncontravention.

4.2.1
Authority of Parent. Each of Parent and Federal has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Federal and no other corporate proceedings on the part of Parent or Federal are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to be signed by Parent or Federal have been duly executed and delivered by Parent and Federal, as the case may be, and constitute valid and binding obligations of Parent and Federal, as the case may be, enforceable against Parent and Federal in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.2.2
No Conflict. Neither execution and delivery of this Agreement by Parent or Federal, nor the performance by Parent or Federal of its obligations hereunder, nor the consummation by Parent or Federal of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the charter documents or by-laws of either Parent or Federal, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent, Federal or any of Parent's other Subsidiaries is a party or by which any of them or any of their assets or properties is bound or which is applicable to any of them or any of their assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or Federal or the consummation by Parent or Federal of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Parent Material Adverse Effect.

4.3
SEC Statements, Reports and Documents. Parent has filed all required forms, reports, statements and documents with the SEC since July 1, 1997. The documents so filed by Parent and available in the public records of the SEC include (a) its Annual Reports on Form 10-K for the fiscal years ended June 2000 and June 30, 2001, respectively, (b) all other forms, reports, statements and documents filed or required to be filed by it with the SEC since July 1, 1997, and (c) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (the documents referred to in clauses (a), (b), and (c) being hereinafter referred to as the "Parent Reports"). The consolidated balance sheet of Parent and its subsidiaries at June 30, 2001, including the notes thereto, is hereinafter referred to as the "Parent Balance Sheet." Parent shall continue to cause all required forms, reports, statements and documents to be filed with the SEC and to cause such filings to be true and complete in all material respects, to and through Closing and the date that the Note is paid in full.

4.4
Absence of Material Adverse Changes. Since the date of the Parent Balance Sheet, Parent has not suffered any Parent Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in a Parent Material Adverse Effect.

ARTICLE 5
CONDUCT PRIOR TO THE CLOSING DATE

5.1
Conduct of Business of the Company. Except as set forth on Schedule 5.1 hereto, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, the Company shall, except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that the Company's and each of its Subsidiaries' goodwill and ongoing business be unimpaired at the Closing Date, and (ii) promptly notify Parent of any event or occurrence which will have or could reasonably be expected to have a Company Material Adverse Effect. In addition, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, the Company and each of its Subsidiaries shall not, except as set forth on Schedule 5.1 hereto or to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld):

	(a)	amend its charter documents or by-laws;

(b)
declare or pay any dividends or distributions on the Company's outstanding shares of capital stock nor purchase, redeem or otherwise acquire for consideration any shares of the Company's capital stock or other securities except in accordance with agreements existing as of the date hereof;

(c)
issue or sell any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock, other than the issuance of shares of Company Common Stock pursuant to the conversion, exercise or exchange of securities therefore outstanding as of the date hereof in accordance with their terms;

(d)
borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or Liability, except obligations incurred in the ordinary course of business consistent with past practices;

(e)
pay, discharge or satisfy any claim, obligation or Liability in excess of $25,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the Company Balance Sheet, or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices or in connection with this transaction;

	(f)	except as required by applicable law, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(g)
sell, mortgage, pledge or otherwise encumber or dispose of any of its assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practices;

(h)
acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of the Company, except in the ordinary course of business consistent with past practices;

(i)
increase the following amounts payable or to become payable: (i) the salary of any of its directors or officers, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, five percent (5%) of the director's or officer's salary on the date hereof, (ii) any other compensation of its directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons, and (iii) the compensation of any of its other employees, consultants or agents except in the ordinary course of business consistent with past practices;

(j)
dispose of, permit to lapse, or otherwise fail to preserve the rights of the Company to use the Company Proprietary Rights or enter into any settlement regarding the breach or infringement of, any Company Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have a Company Material Adverse Effect;

	(k)	sell, or grant any right to exclusive use of, all or any part of the Company Proprietary Rights;

(l)
enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the transactions contemplated hereunder or that would have or could reasonably be expected to have a Company Material Adverse Effect;

	(m)	amend in any material respect any agreement to which the Company is a party the amendment of which will have or could reasonably be expected to have a Company Material Adverse Effect;

(n)
waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $25,000 or (ii) the waiver, release, transfer or lapse of which would have or could reasonably be expected to have a Company Material Adverse Effect;

	(o)	take any action that would materially decrease the Company's Net Assets;

	(p)	make any change in any method of accounting or accounting practice other than changes required to be made in order that the Company's financial statements comply with GAAP; or

	(q)	agree, whether in writing or otherwise, to take any action described in this Section 5.1.

5.2
Conduct of Business of Parent. Between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent and Federal shall not, except to the extent that the Company shall otherwise consent in writing (which consent is not to be unreasonably withheld), take any action that would materially impair Federal's ability to pay the aggregate Purchase Price or otherwise to perform its obligations under this Agreement. Further, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent and Federal shall, except to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld) promptly notify the Company and the Stockholders of any event or occurrence which will have or could reasonably be expected to have an adverse effect on the ability of Federal and Parent to pay the aggregate Purchase Price and otherwise to perform their respective obligations hereunder.

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1
Exclusivity. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 9 hereof, but in any event at least ninety (90) days after the date of the Letter of Intent, neither the Company nor the Stockholders will, directly or indirectly, through its respective affiliates, agents, officers and directors, directly or indirectly, solicit, initiate, or participate in discussions or negotiations or otherwise cooperate in any way with, or provide any information to, any corporation, partnership, person, or other entity or group concerning any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock, or similar transaction involving the Company (all such transactions being referred to herein as "Acquisition Proposals"). Notwithstanding the foregoing, the Company may furnish information concerning its business, properties, or assets to and enter into negotiations with a corporation, partnership, person, or other entity or group, if the party receives an unsolicited Acquisition Proposal and outside counsel to the Company advises the Company's board of directors in writing that the board's fiduciary responsibilities under applicable law require that such information be provided or negotiations be held with the person presenting the Acquisition Proposal in order to avoid a breach of such fiduciary responsibilities. Notwithstanding the foregoing, in the event that the Company at any time after the date of the Letter of Intent and before the earlier of the Closing Date or the termination of this Agreement in accordance with Article 9 hereof, accepts an Acquisition Proposal from any person or entity other than Parent, or the board of directors of the Company fails, for any reason, to authorize the entering into this Agreement and the consummation of the transactions contemplated hereby, or the board of directors of the Company withdraws or modifies such authorization, the Parent shall be entitled, providing that Parent is not in a material breach of any of its obligations hereunder, upon demand submitted in a form of a notice to the Company (the "Demand Notice") to the payment of the sum of $250,000. The Company shall make such payment within ten (10) days of the receipt of the Demand Notice. In the event that the board of directors of Parent fails, for reason other than (i) Company Material Adverse Effect or (ii) Parent reasonably believes that one or more of the conditions set forth in Section 7.2 will not be satisfied at the time for Closing, to authorize the entering into this Agreement and the consummation of the transactions contemplated hereby or withdraws or modifies, for reason other than Company Material Adverse Effect, such authorization, the Company shall be entitled, providing that neither the Company nor the Stockholders are in a default under or in a breach of any provision hereof, upon demand submitted in a form of a Demand Notice to Parent, to the payment of the sum of $250,000.

6.2	Expenses.

6.2.1
General. Except as provided in this Section 6.2, each party hereto shall be responsible for its own costs and expenses in connection with the Transaction, including fees and disbursements of consultants, investment bankers and other financial advisors, counsel and accountants ("Expenses"). Subject to 6.2.3 and 6.2.4, the Company shall bear all Expenses of the ESOP fairness opinion.

	6.2.2	Updata Capital Fees. At the Closing, Federal shall pay $372,430 to Updata Capital, Inc. which amount shall be deducted from the First Payment due to the Stockholders at the Closing.

6.2.3
Covered Expenses. If the Net Assets of the Company at the Closing exceed $15,000,000, which minimally shall include $4.7 million in cash assets, any Expenses incurred by the Company or the Stockholders shall be paid out of such excess.

	6.2.4	Environmental Insurance Premium. At Closing Woods and Barry shall pay up to $165,000, representing one-half the premium for an environmental risk policy.

6.2.5
Uncovered Expenses. If the Net Assets of the Company at the Closing do not exceed $15,000,000, which minimally shall include $4.7 million in cash assets, or exceed $15,000,000 by an amount which is not sufficient to cover all Expenses incurred by the Company or Stockholders, the Company and the Stockholders shall ensure that any Expenses not covered from such excess pursuant to Section 6.2.1 are paid at or before the Closing from the aggregate Purchase Price so that such excess expenses incurred by the Company or Stockholders do not continue to be or do not become the liability of the Company after the Closing.

6.3
Indemnification. ESOP shall not be subject to any indemnification obligations under this Section 6.3. Subject to the terms of this Section 6.3, from and after the Closing Date, Parent, Federal, the Company, each Subsidiary or Affiliate of Parent and their respective directors, officers, employees, Affiliates, representatives, successor and assigns (collectively "Parent Indemnified Parties") shall be entitled to payment and reimbursement from Woods and Barry (collectively the "Parent Indemnifying Parties") of the amount of Loss suffered, incurred or paid by any Parent Indemnified Party (subject to subsection 6.3.4), by reason of, in whole or in part, any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by the Company in this Agreement or any Exhibits or Schedules hereto or the certificates delivered pursuant to this Agreement Each such representation or warranty would read as if (i) made by such Parent Indemnifying Party, and (ii) all qualifications as to Knowledge of the Company contained in any such representation or warranty are taken into account. Subject to the terms of this Section 6.3 from and after the Closing Date, each Stockholder (collectively "Seller Indemnified Parties") shall be entitiled to payment and reimbursement from Parent, Federal, each subsidiary or Affiliate of Parent, and their respective successors and assigns (collectively the "Seller Indemnifying Parties") of the amount of Loss suffered, incurred or paid by any Seller Indemnified Party by reason of, in whole or in part, (i) any misrepresentation or inaccuracy in, or breach of any, representation or warranty contained in Section 4.2 hereof, in the certificate delivered pursuant to subsection 7.3.1, or in any closing document to be delivered to Company pursuant to subsection 7.3.4 any suits, claims, or causes of action made by shareholders of Parent, unless the basis of any such suit, claim, or cause of action was a misrepresentation or inaccuracy or a breach of any representation made by the Company in this Agreement, or any Exhibits or Schedules hereto or the certificates delivered pursuant to this Agreement.

	6.3.1	Stockholder Representative. The Stockholder Representative, with full and unqualified power to delegate to one or more Persons the authority granted to him hereunder, shall have an authority

(a)
to receive and to accept on behalf of each Stockholder any notice from any person claiming to be an Indemnified Party given in accordance with the terms of this Section 6.3 (and any notice given to the Stockholder Representative shall be deemed to have been given to each Stockholder);

(b)
to give on behalf of each Stockholder any notice, representation, demand, or other communication that it may be necessary, desirable, or otherwise appropriate to give to secure and to preserve for each Stockholder the benefit of any policy or policies of insurance, surety, indemnification, or other reimbursement for any amount for which the Stockholder may be liable directly or indirectly under this Agreement ("Indemnification Insurance");

(c)
to cooperate with any and all Indemnified Parties to investigate, negotiate, settle, and compromise any claim of any Indemnified Party asserted under this Agreement, and to execute on behalf of any Stockholder any agreement, instrument, or other document that, in the sole discretion of the Stockholder Representative, is necessary, desirable, or otherwise appropriate to effect any such settlement or compromise;

provided, however, that the Stockholder Representative shall have no liability or obligation to any Indemnified Party otherwise than and to the extent his individual liability as a Stockholder.

6.3.2
Claims for Indemnification. Upon obtaining knowledge of any facts, claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder (referred to herein as an "Indemnification Claim"), the Indemnified Party shall promptly give written notice of such facts, claim or demand ("Notice of Claim") to the party from whom indemnification is sought (the "Indemnifying Party"). So long as the Notice of Claim is given by the Indemnified Party in the Claims Period specified in Section 6.3.6, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party's right to indemnification except to the extent that the Indemnifying Party has been prejudiced thereby.

6.3.3
Defense by Indemnifying Party. In the event of a claim or demand asserted by a third party (a "Third Party Claim"), the Indemnifying Party acting through the Indemnification Representative, if applicable, shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 10 days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to assume in the defense of such Third Party Claim. If the Indemnifying Party gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by Indemnifying Party, which choice of counsel is subject to the reasonable satisfaction of Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the mattrer, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party. If, however, no Indemnifying Party notifies the Indemnified Party within 10 days after Indemnified Party has given notice of the matter, that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party shall defend against, or enter into any settlement with respect to the matter. The Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

6.3.4
Limitation on Liability for Indemnity. The Indemnified Parties shall not be entitled to indemnification pursuant to this Section 6.5 until the aggregate amount of all losses, expenses, liabilities and other damages suffered by the Indemnified Parties exceeds $250,000 (including attorney's fees and expenses incurred in connection therewith) (the "Indemnity Basket") whereupon the Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all of such losses, expenses, liabilities and other damages suffered by the Indemnified Parties or any Indemnified Party, including $125,000 of the Indemnity Basket of $250,000. Any payments made or costs incurred by Parent and Federal in excess of the Company's reserve of $25,000 relating to the wrongful termination claim of Michael Lynch appearing on Schedule 3.9 shall be paid by Woods and Barry without regard to the Indemnity Basket. The Indemnity Basket shall be determined without regard to any materiality qualification contained in any representation or warranty. ESOP shall not be subject to any indemnification obligations under this Section 6.3 The liability of any Stockholder, other than ESOP, with respect to any claim under this Section 6.3 shall be calculated as a pro rata portion of the amount of the claim equal to the fraction a numerator of which shall be the number of Shares held by such Stockholder on the Closing Date and the denominator of which shall be the number of Shares held by all Stockholders, other than ESOP, on the Closing Date; and the aggregate liability of any Stockholder, other than ESOP, under this Section 6.3 shall not in any event exceed the aggregate Purchase Price to which that Stockholder is entitled pursuant to Section 2.2. Providing the Indemnification Claim is made on or before the first anniversary of the Closing Date, the aggregate liability of all the Stockholders, other than ESOP, for indemnification under this Section 6.3 shall not exceed $15,000,000. Providing the Indemnification Claim is made after the first anniversary of the Closing Date, the aggregate liability of all the Stockholders, other than ESOP, for indemnification under this Section 6.3 shall not exceed $10,000,000 less any Indemnification Claim made prior to the first anniversary of the Closing Date. Provided that Parent and Federal are not otherwise in default of their obligations under Section 2.2 above, Parent and Federal shall be entitled to deduct the amount of indemnification to which the Indemnified Party is entitled under this Section 6.3, providing such claim is made within eighteen months after the Closing Date, and provided further that such claim is not disputed and the amount has been finally determined, from any amounts owing to the Stockholders pursuant to Section 2.2.

	6.3.5	Claims Period. Any claim for indemnification under this Section 6.3 must be asserted by written notice on or before the date that is 24 months after the Closing Date.

6.3.6
SAP Indemnification. Parent and Federal agree to hold the Stockholders harmless and to indemnify them against all claims, liabilities, costs and expenses of any nature incurred by them as a result of claim, action or proceeding against them alleging any liability, responsibility or obligation under Section 13 of the Asset Purchase Agreement dated January 15, 2001 ("SAP Purchase Agreement") after the Closing Date. Without limiting the generality of the forgoing and in addition to the foregoing, Parent and Federal agree to hold the Stockholders harmless and indemnify them against all claims, liabilities, costs and expenses of any nature incurred by them and accruing after the Closing Date and resulting from Parent's or Federal's breach or any (i) restrictive covenants (including covenants not to compete) running in SAP's favor; (ii) failure to perform under any covenant (including any covenants to perform or make collections on behalf of SAP); and (iii) representation or warranty as to which Parent or Federal shall assume control for compliance thereof. Woods and Barry agree to hold Parent and Federal harmless and to indemnify them against all claims, liabilities, costs and expenses of any nature incurred by them as a result of claim, action or proceeding against them alleging any liability, responsibility or obligation under Section 13 of the SAP Purchase Agreement and accruing on or before the Closing Date. Without limiting the generality of the foregoing and in addition to the foregoing, Woods and Barry agree to hold the Parent and Federal harmless and to indemnify them against all claims, liabilities, costs and expenses of any nature incurred by them and accruing on or before the Closing Date and resulting from the Company's breach of any (i) restrictive covenants (including covenants not to compete) running in SAP's favor; (ii) failure to perform under any covenant (including any covenant to perform or make collections on behalf of SAP; and (iii) representation or warranty as to which Company assumed control for compliance thereof.

6.4
Access and Information. The Company shall afford to Parent and to a reasonable number of its officers, employees, accountants, counsel and other authorized representatives full and complete access, upon 24 hours advance telephone notice, during regular business hours, throughout the period prior to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, to its offices, properties, books and records and those of its Subsidiaries, and shall use reasonable efforts to cause its representatives and independent public accountants to furnish to Parent such additional financial and operating data and other information as to its business, customers, vendors and properties and those of its Subsidiaries as Parent may from time to time reasonably request. Notwithstanding the foregoing, all visits to any Company office will be coordinated and conducted so as to not be distruptive to the operations of the Company and to preserve the confidentiality of the transactions contemplated hereby. In addition, with the prior consent of the Company, Parent and Federal shall be permitted to meet with the Company's significant customers, including American Management Systems and EDS.

6.5
Public Disclosure. Except as otherwise required by law, any press release or other public disclosure of information regarding the proposed transaction (including the negotiations with respect to the Transaction and the terms and existence of this Agreement) shall be developed by Parent, subject to the Company's review. The Company, the Stockholders and Parent agree that each party's non-disclosure obligations contained in Section 7, paragraph H. of the Letter of Intent shall remain in full force and effect in accordance with the terms thereof and hereof.

6.6
No Solicitation of Employees. Parent and Federal agree that between the date of this Agreement and the Closing Date or the date two years after the date, if any, on which this Agreement is earlier terminated pursuant to its terms, whichever period is longer, neither Parent, Federal, nor any Affiliate shall solicit, induce or recruit any of the employees or consultants who provide the services to the Company on the date hereof and whose names appear on the Employee List or are otherwise provided to Federal in writing before the Closing Date, or within five (5) business days of any termination of this Agreement to leave their employment, otherwise than in the course of engaging in general advertisements or solicitations not directed specially to such employees or consultants; provided, however, that nothing in this Section 6.6 shall prohibit Parent and Federal from making general employment solicitations in the media or over the internet and hiring any person who responds to such general solicitation.

6.7	Further Assurances.

6.7.1
Generally. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any party, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each party to this Agreement are hereby directed and authorized to use their reasonable best efforts to effectuate all required action.

6.7.2
Novation of the Material Contracts. Each party agrees to use its best reasonable efforts to effect the novation of each Material Contract that may require novation under its terms or under applicable laws or regulations, and further agrees to provide all documentation necessary to effect each such novation, including, without limitation, all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by Part 42 of Federal Acquisition Regulation to effect a novation of any contract with the Government of the United States. In particular and without limiting the generality of the foregoing, the Company shall continue to communicate with responsible officers of the Government of the United States from time to time as may be appropriate and permissible, to request speedy action on any and all requests for consent to novation. Neither the Company nor any Stockholder makes any representation or warranty that any such novation will in fact be obtained.

6.7.3
Termination of ESOP. Exhibit C hereto contains the post closing treatment of the ESOP that the Company, Parent, and Federal shall follow, subject to advice of counsel and other advisors. Parent and Federal covenant to follow such plan unless the Stockholder Representative consents in writing to any such proposed deviation, which consent shall not be unreasonably withheld, conditioned or delayed.

6.8
Directors and Officers Insurance. Federal agrees that it shall continue to provide a directors and officers liability insurance to the persons acting as directors and officers of the Company on the date hereof and on the Closing Date and through 60 months thereafter, in the amounts and on the terms substantially the same as the terms and amounts of the directors and officers liability insurance policy of the Company in effect on the Closing Date; provided, however, that the total cost of the first 24 months of such insurance shall not exceed $15,000 per annum and the additional cost of $11,856.38 shall be borne by Woods and Barry.

6.9	Collection of Receivables.

6.9.1
Parent and Federal will use commercially reasonable efforts to collect all Company receivables in accordance with the collection practices that they follow with respect to their own accounts receivable or in accordance with the past practice of the Company. The Parent Indemnified Parties, shall, if at all permitted hereunder, first offset indemnification claims made with respect to Loss resulting from the breach of warranty under Section 3.15.2 against amounts owed Woods and Barry under the Second Payment to the extent of such Loss, on the date the Second Payment is due. To the extent that employees of the Company who were responsible for collections before the Closing continue to be employed by the Company, by Parent, or by Federal, Parent and Federal will continue their responsibility for collections for a period of no less than six months. In the event that Parent or Federal collects an unrecoverable receivable after recovering such unrecoverable receivable from Woods or Barry, Parent or Federal shall remit such collection amounts, pro rata, to Woods and Barry. In the event that an uncollectable receivable is a commercial receivable, Parent and Federal shall assign such receivable to Woods.

6.9.2
After Closing Parent or Federal shall provide to Woods, on a monthly basis for a period of six months, a report showing the status of the outstanding aging of the accounts receivables that finally were reported by the Company to Parent and Federal as of the Closing.

6.9.3
Upon seeking payment for an uncollectable receivable from Woods or Barry, Parent or Federal shall provide to Woods or Barry information relating to the receivable and Federal's collection effort of such receivable. Woods or Barry may contact Luther Bell, CACI Director of Cash Management, or a designated successor regarding CACI collection efforts of Company accounts receivable.

6.10
Closing Date Balance Sheet. On or before a date sixty (60) days following the Closing Date, Parent, Federal, Stockholders and the Company shall prepare and execute jointly a Closing Date Balance Sheet which shall reflect the parties agreement as to a final calculation of the value of the Company's Net Assets, exclusive of Selected Assets and the Value of the Insurance Policies.

ARTICLE 7
CONDITIONS PRECEDENT

7.1
Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the party for whose benefit such condition is imposed:

7.1.1
No Illegality. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state, federal or other (including foreign) government agency since the date of this Agreement that would prohibit or materially restrict the Transaction or any other material transaction contemplated hereby.

7.1.2
Government Consents. All filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, Governmental Entities) required for the consummation of the Transaction and the other material transactions contemplated hereby shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity.

7.1.3
No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transaction contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated hereby.

7.2
Conditions Precedent to Obligation of Parent and Federal to Consummate the Transaction. The obligation of Parent and Federal to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Parent or Federal prior to Closing:

7.2.1
Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Company Material Adverse Effect; and the Company, Woods and Barry shall have delivered to Parent a certificate to that effect, dated the Closing Date and signed on behalf of the Company by the President and Chief Financial Officer of the Company and signed by Woods and Barry in their capacity as Stockholders.

7.2.2
Agreements and Covenants. The Company shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and the Company and Woods and Barry shall have delivered to Parent a certificate to that effect, dated as of the Closing Date and signed on behalf of the Company by the President and Chief Financial Officer of the Company and signed by Woods and Barry in their capacity as Stockholders.

	7.2.3	Legal Opinion. Parent and Federal shall have received an opinion from Holland & Knight LLP, counsel to the Company, in substantially the form attached hereto as Exhibit D hereto.

7.2.4
Closing Documents. The Company and the Stockholders shall have delivered to Parent the Company closing certificate described hereafter in this paragraph and such closing documents as the Parent shall reasonably request (other than additional opinions of counsel). The Company closing certificate, dated as of the Closing Date, duly executed by the Company's secretary, shall certify as to (i) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of the Company in connection herewith, (ii) the resolutions adopted by the board of directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (iii) the certificate of incorporation and by-laws of the Company.

7.2.5
Third Party Consents. All third party consents or approvals listed in Schedule 7.2.5 hereto shall have been obtained by the Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

7.2.6
Diligence Review. Parent and its accountants and attorneys shall have conducted a diligence investigation of all maters related to the business of the Company deemed relevant by Parent or its accountants and attorneys to such diligence investigation, and the results of such diligence investigation shall have been satisfactory to Parent.

	7.2.7	Employment Agreements. Intentionally left blank.

7.2.8
Non-Compete, Non-Solicitation and Non-Disturbance Agreements. The Company shall have entered into written non-compete, non-solicitation and non-disturbance agreements with each of Woods and Barry in a form and substance satisfactory to Parent.

7.2.9
ESOP Valuation. The Company and/or ESOP shall have obtained and delivered to Parent an ESOP fairness opinion containing a current enterprise valuation by September 25, 2001, and the independent appraiser delivering such fairness opinion shall have issued a letter to the ESOP updating its opinions to the Closing Date.

	7.2.10	Material Adverse Effect. Since the date of this Agreement, the Company shall not have suffered a Company Material Adverse Effect.

7.2.11
Net Assets. The Company shall at the Closing Date have Net Assets as shown on the Closing Date Balance Sheet of at least $15,000,000;which minimally shall include $4.7 million in cash assets. For the purposes of calculating the value of the Net Assets under this Section 7.2.10, the Net Assets shall not include Selected Assets (as defined in Section 7.3.7) and Value of the Insurance Policies (as defined in Section 7.3.8).

7.3
Conditions to Obligations of the Company and the Stockholders to Consummate the Transaction. The obligation of the Company and the Stockholders to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by the Company or the Stockholder Representative prior to Closing:

7.3.1
Representations and Warranties. The representations and warranties of Parent and Federal contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Parent Material Adverse Effect; and Parent shall have delivered to the Company a certificate to that effect, dated the date of the Closing and signed on behalf of Parent by the President and Chief Financial Officer of Parent.

7.3.2
Agreements and Covenants. Parent and Federal shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Parent shall have delivered to the Company a certificate to that effect, dated as of the Closing Date and signed on behalf of Parent by the President and Chief Financial Officer of Parent.

	7.3.3	Legal Opinion. The Company shall have received an opinion from Foley, Hoag & Eliot LLP, in substantially the form attached hereto as Exhibit E.

7.3.4
Closing Documents. Parent and Federal shall have delivered to the Company closing certificates of Parent and Federal and such other closing documents as the Company shall reasonably request (other than additional opinions of counsel). Each of the closing certificates of Parent and Federal, dated as of the Closing Date, duly executed by the secretary of Parent and Federal, respectively, shall certify as to (i) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Parent and Federal in connection herewith, (ii) the resolutions adopted by the board of directors of the Parent and Federal authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (iii) the Certificate of Incorporation and By-Laws of the Parent and Certificate of Incorporation and By-Laws Federal.

	7.3.5	Material Adverse Effect. Since the date of this Agreement, Parent shall not have suffered a Parent Material Adverse Effect.

	7.3.6	Payment of Purchase Price. The Parent shall have tendered the aggregate Purchase Price pursuant to the provisions of Section 2.2.2 hereof.

7.3.7
Transfer of the Assets. At the Closing the Company shall transfer to Woods, free of consideration, the ownership of certain assets and equipment of the Company listed on Schedule 7.3.7, providing the remaining book value of such assets and equipment at the Closing does not exceed $125,000 in the aggregate (the "Selected Assets").The Company shall transfer the Selected Assets to Woods and Barry to be then held by them in proportion set forth in Schedule 7.3.7. For avoidance of any doubt, the value of the Selected Assets and the transfer thereof under this Section 7.3.7 has no effect on the Purchase Price payable to the Stockholders under Section 2.2 hereof.

7.3.8
Transfer of the Insurance Policies. At the Closing the Company shall assign to Woods and Barry and Russell Boalick, at no cost, certain insurance policies listed on Schedule 7.3.8. For avoidance of any doubt, the value of the insurance policies and the assignment thereof under this Section 7.3.8 (the "Value of the Insurance Policies") has no effect on the Purchase Price payable to the Stockholders under Section 2.2 hereof. Upon completion of the assignment under this Section 7.3.8 neither the Company nor Parent or Federal will have any obligation to make any payments or contributions or to take any other action in connection with such policies.

	7.3.9	Evidence of D&O Insurance. Parent and Federal shall have tendered evidence of the continuation of the Directors & Officers Insurance as required by Section 6.8 hereof.

	7.3.10	Release of Indebtedness. Woods and Barry shall have been released from any continuing personal liability on any debt, lease, or similar obligations of the Company or its Subsidiary.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS

8.1
The Company's Representations. All representations and warranties made by the Company and the Stockholders in this Agreement, or any certificate or other writing delivered by the Company or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Parent and shall terminate on the date which is 24 months after the Closing Date (except that Indemnified Party claims pending on such date continue until resolved). The covenants made by the Company or the Stockholders in this Agreement or any certificate or other writing delivered by the Company or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Parent.

8.2
Parent's Representations. All representations and warranties made by Parent and Federal in this Agreement or any certificate or other writing delivered by Parent, Federal or any of their respective Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the Company and shall terminate on the date when all amounts due under the Note were paid in full (except that Company claims pending on such date shall continue until resolved). The covenants made by the Parent in this Agreement or any certificate or other writing delivered by the Parent, Federal and their respective Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the Company.

ARTICLE 9
OTHER PROVISIONS

9.1
Termination Events. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date, provided however that upon any such termination the surviving obligations of the Parties under the Letter of Intent, including the obligations of confidentiality and non-solicitation, shall continue in full force and effect in accordance with the terms of the Letter of Intent:

	(a)	by mutual written consent of Parent and the Company;

(b)
by Parent if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Stockholders and such breach has not been cured within ten business days after written notice to the Company (provided, that neither Parent nor Federal is in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.2.1 or Section 7.2.2 hereof, as the case may be, will not be satisfied;

(c)
by Parent, if the Company, its board of directors or the Stockholders shall have (i) withdrawn, modified or amended in any material respect the approval of this Agreement or the transactions contemplated herein, or (ii) taken any public position inconsistent with its approval or recommendation, including, without limitation, having failed (without the consent of Parent) after a reasonable period of time to reject or disapprove any Acquisition Proposal (or after a reasonable period of time to recommend to its shareholders such rejection or disapproval), and in that event the Company shall pay to Parent the amount pursuant to Section 6.1;

(d)
by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Federal and such breach has not been cured within ten business days after written notice to Parent (provided, that the Company is not in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.3.1 or Section 7.3.2 hereof, as the case may be, will not be satisfied;

(e)
by the Company, if the Company accepts an Acquisition Proposal for any reason, including pursuant to a good-faith determination by its Board of Directors, after consulting with counsel, that not to accept the Acquisition Proposal would constitute a breach of the Directors' fiduciary duty under VC; provided, however, that in that event the Company shall pay to Parent the amount pursuant to Section 6.1;

(f)
by the Company, if Parent or Federal or the Board of Directors of either makes any public statement or notifies the Company to the effect that either Parent or Federal does not intend to consummate the stock purchases contemplated by this Agreement substantially as provided in this Agreement, and in that event the Company shall be entitled to the payment provided in Section 6.1, subject to the terms and conditions stated in that section;

(g)
by any party hereto if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transaction; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Entity which would make consummation of the Transaction illegal or which would prohibit Parent's or Federal's ownership or operation of all or a material portion of the stock or assets of the Company, or compel Parent or Federal to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent or Federal as a result of the Transaction; or

(h)
by any party hereto if the Transaction shall not have been consummated by December 1, 2001, provided that the right to terminate this Agreement under this Section 9.1(g) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

9.2
Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

To Parent and Federal:

CACI International Inc 1100 North Glebe Road Arlington, VA 22201 Attention: Dr. J. P. London, Chairman

with copies to:

Jeffrey P. Elefante
Executive Vice President, General Counsel and Secretary
CACI International Inc
1100 North Glebe Road
Arlington, VA 22201

David W. Walker, Esq.
Foley, Hoag & Eliot LLP
One Post Office Square
Boston, MA 02109

To the Company:

Digital Systems International Corporation 4301 North Fairfax Drive, Suite 725 Arlington, VA 22203 Attention: Willie E. Woods, President

with copies to:

James M. Lewis, Esq. Holland & Knight LLP 1600 Tysons Boulevard, Suite 700 McLean, VA 22102

To any of the Stockholders: at his address set forth in Schedule A.

9.3
Entire Agreement. Unless otherwise herein specifically provided, this Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Letter of Intent. Each party hereto acknowledges that, in entering this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements among the parties contemplated by or referred to herein.

9.4
Assignability. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto.

9.5
Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.6
Specific Performance. The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

9.7	Governing Law. This Agreement shall take effect and shall be construed as a contract under the laws of the Commonwealth of Virginia.

9.8	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement under seal as of the date first above written.

CACI International Inc

By:	/s/ Stephen L. Waechter

Title:

CACI, INC.-FEDERAL

By:	/s/ Stephen L. Waechter

Title:

Digital Systems International Corporation

By:	/s/ Willie Woods

Title: CEO

/s/ Willie Woods

Willie E. Woods

/s/ Brian J. Barry

Brian J. Barry

DSIC Employee Stock Ownership Plan & Trust

By:	/s/ Joseph E. Armstead, Jr., Trustee

Trustee